Contract on Shanghai Broadband Network Inc.

1. General principles

2. Names, countries of registration, addresses of legally registered offices of parties to the joint venture, and names, titles and nationalities of legal representatives of the parties

3. Name, address of legally registered office, objectives and scope and size of operation of the joint venture

4. Total investment, registered capital of the joint venture, actual amount and proportionate percentage and method of investment by each party to the joint venture, due date of payment of investment, late payment of investment and transfer of investment by each party to the joint venture

5. Division of profit and proportionate share of debt and loss by each party to the joint venture

6. Composition of board of directors, allocation of members of board of directors, and duties, powers and recruitment of general manager, deputy general managers and other senior management staff

7. Major adopted equipment, technologies and their sources

8. Product marketing methodologies

9. Arrangements for income and expenditure of funding in foreign currency

10. Employment management

11. Financial matters, tax, and auditing

11. Operation term, dissolution, and liquidation and asset disposal upon expiry of operation term

13. Insurance

14. Amendments and alterations to and termination of the contract

15. Liabilities for breach of contract

16. Irresistible forces

17. Applicable laws

18. Dispute resolution

19. Language

20. Entry into force and miscellaneous terms

1. General principles

After friendly consultations in accordance with Sino-Foreign Joint Venture Law and other relevant laws of the People's Republic of China and in the spirit of mutual benefit and equality, Shanghai InfoTower Enterprise Development, Inc., Technical Center of Shanghai City Information Office and Merendon International, Inc. have agreed to with investment establishing a joint equity venture in Pudong New District, Shanghai, PRC and concluded this contract to this end.

2. Names, countries of registration, addresses of legally registered offices of parties to the joint venture, and names, titles and nationalities of legal representatives of the parties

Shanghai Broadband Network, Inc. is consisted of three partners:

A. Shanghai InfoTower Enterprise Development, Inc.

Country of registration is China; address of its legally registered office is: No. 1399 Minsheng Road, Shanghai; legal representative is Mr. Wenchao Tu, Chairman, and his nationality is Chinese.

B. Technical Center of Shanghai City Information Office

Country of registration is China; address of its legally registered office is No. 1399 Minsheng Road, Shanghai; legal representative is Mr. Yuncai Xu, Director, and his nationality is Chinese.

C. Merendon International, Inc.

Country of registration is USA; address of its legally registered office is 3930 Howard Hughes PK WY Suite 100; legal representative is Mr. Yuguo Zhang, President & CEO, and his nationality is Canadian.

3. Name, address of legally registered office, objectives and scope and size of operation of the joint venture

Name of the joint venture formed by three parties is Shanghai Zhongkuan Xinxiwangluo Youxiangongsi and its English name is Shanghai Broad-band Network Inc.

Address of legally registered office is Suite A-83 No. 498 Guoshoujing Road Pudong New District, Shanghai

The objective of the joint venture is to aim at advanced international and domestic technologies and their application, development of relevant software and application in Shanghai, and development of information and network application industry in China.

Scope of operation of the joint venture includes: application services of broadband network technologies, development of broadband network technologies; integration of broadband network; introduction and distribution of broadband network technologies and products; design, development, marketing of broadband network application software; and broadband information services.

The followings are the projects that shall be carried out recently in Shanghai after the joint venture's inception:

1) IP broadband equipment promotion services

2) IP broadband network access services (ASP);

3) IP broadband network phonetic services system;

4) IP broadband network online education center;

5) IP broadband network e-business center;

6) IP broadband network online visual center.

4. Total investment, registered capital of the joint venture, actual amount and proportionate percentage and method of investment by each party to the joint venture, due date of payment of investment, late payment of investment and transfer of investment by each party to the joint venture

The total initial investment to the joint venture is US$ 1.42 million and the registered capital is US$ 1.0 million.

Shanghai InfoTower Enterprise Development, Inc.	20%
Technical Center of Shanghai City Information Office	5%
Merendon International, Inc.	75%

Shanghai InfoTower Enterprise Development, Inc. and Technical Center of Shanghai City Information Office shall invest with RMB in cash converted from US dollars according to current foreign currency exchange rate announced by the People's Bank of China while Merendon International, Inc. shall invest with US dollars -in cash. The investment from all three Parties shall be made available within one month. If a party fails to make investment within time limit defined, it shall be liable for related loss caused by such delay unless all parties agree otherwise.

5. Division of profit and proportionate share of debt and loss by each party to the joint venture

Parties to the joint venture are entitled to distribution of profits and liable to debt and loss based on their investment proportions unless all parties agree to alternatives otherwise in the future.

6. Composition of board of directors, allocation of members of board of directors, and duties, powers and recruitment of general manager, deputy general managers and other senior management staff

The board of directors is consisted of 7 members. Shanghai Infotower Enterprise Development Inc. takes up two positions, Technical Center of Shanghai City Information Office and takes up 1 position, and Merendon International Inc. takes up 4 positions.

The joint venture will appoint one general manager, one managing deputy general manager, one deputy general manager, and one chief financial officer. They shall all be recruited with approval of the board of directors. Other senior management staff can be nominated by general manager or deputy general manager and such nomination shall be reported to the board for appointment by the board.

The general manager's responsibilities include: day-to-day production, marketing and management; implementation of board's resolutions and annual operation and investment plans; drawing up organizational charts of internal management structure and basic management rules.

The deputy general manager and the deputy general manager are responsible for assisting the general manager and acting as chief-in-charge for day-to-day operation while the general manager is away.

6. Major adopted equipment, technologies and their sources

Shanghai Broadband Network Inc.'s main business is application service provider (ASP) of broadband network with the intention to introduce internationally first class broadband information technologies in order to improve Shanghai's broadband network technology application.

Major equipment that Shanghai Broadband Network Inc. adopts include:

A. Broadband network equipment for internal use of the joint venture

IBM Netfinity 7000 Service Provider--provide web support on broadband network; SGIOS2 server-provide visual frequency condensing and broadcasting; CISCO router-support high-end entry of fabric module

All above-mentioned equipment will be provided by the well-known US computer companies including IBM, SGI and CISCO.

B. Broadband application equipment that will be promoted by the joint venture

With regard to entry to broadband, there are several forms including TV TOPBOX, CABLE MODEM, LAN, ASDL, WAP, etc. Our equipment promotion will focus on two types of advanced equipment:

---- Cable Modem: Connection of between CATV entry and Modem will enable PC to browse information on broadband network. Its speed is much faster than regular Modem, and it needs no telephone connection. There is no mature product in China while US and Canada have technological advantages in this area;

---- Waverider router with wireless entry to IP broadband

Waveride router with wireless entry to IP broadband is a hi-tech product provided by Canada's Chibo Communication Company. It adopts straight sequence and jumping frequency expansion technologies and can operate in 2.4GH2 ISM frequency channels without permission, which increases the power of IP network and functions of routers and also increases greatly the extension, transmission effectiveness and safety of wireless network. It can be applied to wireless networks, internet WISP and some big group users due to its effective function.

7. Product marketing methodologies

A. Commissioned agents

B. Retail

C. Wholesale and retail

8. Arrangements for income and expenditure of funding in foreign currency

Application software developed and other products designed by the joint venture will be first released to Shanghai and other domestic markets and gradually introduced to overseas markets. Efforts will be made to achieve income and expenditure balance for funding in foreign currency.

9. Employment management

With regard to employee's recruitment, dismissal, salary, employment insurance, welfare, and fine and bonus, the board of directors will draw up strategic plan based on consultation in accordance with Rules for Employment Management of Sino-Foreign Joint Ventures of the People's Republic of China and its implementation regulations. These matters will be defined in employment contract either collectively or individually between joint venture and employees.

With regard to recruitment, salary and benefit, social insurance, welfare, and travel allowances of senior management staff nominated by various sources, the board of directors will hold discussion and -make decision at its meetings.

ll. Financial matters, tax, and auditing

The joint venture will pay various taxes in accordance with relevant laws and regulations in China.

Joint venture's employees will pay personal income tax in accordance with Personal Income Tax of the People's Republic of China.

The joint venture will draw reserve fund, enterprise development fund and employee welfare and bonus fund according to Sino-Foreign Joint Venture Law and other relevant laws of the People's Republic of China. Annual drawing rate shall be discussed and decided by the board of directors according to the joint venture's financial situation.

The joint venture's accounting year is from January 1st to December 31st. All accounting vouchers, invoices, report forms, account books shall be recorded in Chinese. (Note: They can also be recorded in one foreign language if it is agreeable to all parties to the joint venture)

The joint venture's accounting and auditing shall be checked and inspected by China-certified accountants whose reports shall be submitted to the board of directors and general manager. In every first quarter of each operation year, the general manager is responsible for working out previous year's report form for assets and debts, account book for loss and profit, and profit distribution plan, which shall be submitted to the board of directors for examination and approval.

12. Operation term, dissolution, and liquidation and asset disposal upon expiry of operation term

The joint venture may be dissolved if one of the followings emerges:

A. Operation term as provided by the company's articles expires, or other reasons that can lead to dissolution as provided by the company emerge;

B. Shareholders' general meeting decides to dissolve the company;

C. Merger or division of the joint venture that leads to dissolution.

If the joint venture is to be dissolved due to any above-mentioned situations, a liquidation group shall be set up. The composition, mandates, rights and other relevant matters of the liquidation group shall be in accordance with sections 191-198 of Company Act of the People's Republic of China.

When operation term expires or joint venture is terminated before expiry of the operation term, there shall be liquidation on the joint venture according to law. Any net assets after liquidation shall be distributed among parties to the joint venture according to their investment proportion.

13. Insurance

All insurance for the joint venture shall be registered in China and provided by those insurance companies that are approved by China Insurance Control Committee to conduct insurance business. Type of coverage, insured value and term shall be discussed and decided by the board of directors in accordance with terms of the insurance companies.

14. Amendments and alterations to and termination of the contract

Any amendment to the contract and its annexes shall not become effective unless it is agreed in writing by founding shareholders and submitted to the original examination authority and approved by such authority afterwards. If it is impossible to implement the contract due to irresistible force or impossible to continue the joint venture's business due to continuous loss years after years, the operation term of the joint venture and this contract may be terminated.

When it is impossible to continue with the joint venture's business or to achieve the business objectives provided by this contract because one party fails to implement the contract and obligations provided in the articles of the company, or is in serious breach of the contract and provisions of the articles, the contract shall be deemed to be rescinded unilaterally by that party. Other parties shall be entitled to compensation by the party in breach of contract, and in the same time they also have right to apply to the original examination authority for approval to terminate the contract. If parties concerned agree to continue the joint venture's business, the party in breach of contract shall compensate the joint venture for its economic loss.

15. Liabilities for breach of contract

Any party that fails to make enough investment within time limit as provided by Article ____ of this contract shall for every month from the first month after the time limit pay other parties who have complied with such provisions ____ percent of its total investment amount as penal sum. In case that a party falls to make investment within three months after the time limit, in addition to the penal sum paid by the party in breach according to the ____ of its total investment amount, parties in compliance shall be entitled to terminate the contract according to Article ____ of the contract and demand the party in breach to compensate their loss.

If the contract and its union can't be implemented fully or partially due to one party's mistake, the party in mistake shall be liable for breach of contract.

In order for the contract and its annexes to be implemented, parties shall provide each other with letter of indemnification for implementation issued by banks.

16. Irresistible forces

If the implementation are directly affected or is not possible to be carried out according to provisions by the contract due to earthquake, hurricanes, flood, war and others that are unforseeable and unavoidable in term of their occurrence and consequences, the party in such situation shall immediately inform other parties of the accidents with cable. It shall also provide detailed description of accidents as well as valid documentation of proof that contains reasons why it is impossible to implement the contract fully or partially or it is necessary to postpone the implementation. Such documentation of proof shall be provided by public notaries that are located in the accident site. According to the extent that the implementation of contract is affected, parties to the joint venture shall discuss and decide whether to terminate the contract, or remove part of the obligations to implement the contract, or postpone the implementation of the contract.

17. Applicable laws

Conclusion of this contract, its effect, interpretation, implementation and dispute resolution shall all be subject to the jurisdiction of laws of the People's Republic of China.

18. Dispute resolution

All disputes arisen from implementation of the contract or relevant to the contract shall be resolved through friendly consultation. In case consultation fails, disputes shall be submitted to Foreign Economic Relations and Trade Arbitration Committee under China International Trade Promotion Council in Beijing for arbitration in accordance with the tentative rules and procedures of the Committee. Decisions from the arbitration are final and binding upon all parties;

Or

All disputes arisen from implementation of the contract or relevant to the contract shall be resolved through friendly consultation. In case that consultation fails, disputes shall be submitted to _______ country _______ place ______ arbitration agency for arbitration in accordance with procedures of such agency. Decisions from the arbitration are final and binding upon all parties;

Or

All disputes arisen from implementation of the contract or relevant to. the contract shall be resolved through friendly consultation. In case that consultation fails, disputes shall be submitted for arbitration.

Arbitration shall be conducted in the country of the respondent:

In China, arbitration shall be conducted in accordance with the tentative rules and procedures of Foreign Economic Relations and Trade Arbitration Committee under China International Trade Promotion Council.

In (name of country of the respondent) arbitration shall be conducted by (name of the arbitration agency in the country of the respondent) in accordance with procedures of the agency. Decisions from the arbitration are final and binding upon all parties.

(Note: In concluding the contract, only one option out of three defined as above shall be chosen)

During arbitration process, implementation of the contract shall continue except those parts in disputes and arbitration.

19. Language

This contract is in both Chinese and English. The two language versions shall have same effect. In case of discrepancy, the Chinese version shall prevail.

20. Entry into force and miscellaneous terms

Following annexed agreements are concluded based on various principles defined in the contract and shall form parts of this contract:

Company's Articles of the Joint Venture,-Engineering Agreement, Technology Transfer Agreement, and Sale Agreement.

The contract and its annexes shall enter into force on the day of approval by Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China.

In case of notification by cable and telex, parties shall afterwards make such notification by mail if the notification relates to parties' rights and obligations. Legally registered office addresses provided in this contract for all parties are their mailing addresses.

This contract is hereby signed on _____ day of __________ (month), ____________ (year) in China by respective representatives from each party.

Representative of Shanghai InfoTower Enterprise Development Inc.
(Signature)

Representative of Technical Centre of Shanghai City Information Office
(Signature)

Representative of Merendon International Inc.
(Singature)

_________ Day of August, 2001

CHANGBO BAI, LL.B., LL.M.
Certified Translator/Interpreter
2797 East 46th Avenue
Vancouver BC V5S 1A8
Tel: 604-438-9538

I hereby certify this to be a true translation of the attached document in Chinese This 29th Day of August, 2001
/s/ Changbo Bai